Filed Pursuant to Rule 433

Registration No. 333-286383-01

Free Writing Prospectus dated November 17, 2025

DTE ELECTRIC COMPANY

PRICING TERM SHEET

$200,000,000 2025 Series B 5.250% General and Refunding Mortgage Bonds due 2035

$200,000,000 2025 Series C 5.850% General and Refunding Mortgage Bonds due 2055

Issuer:	DTE Electric Company

Anticipated Ratings*:	Aa3 (Stable) / A (Stable) / A+ (Stable) (Moody’s / S&P / Fitch)

Trade Date:	November 17, 2025

Settlement Date:	T+5; November 24, 2025

Security:	2025 Series B 5.250% General and Refunding Mortgage Bonds due 2035 (the “2035 Bonds”)	2025 Series C 5.850% General and Refunding Mortgage Bonds due 2055 (the “2055 Bonds”)

Principal Amount:

$200,000,000

The 2035 Bonds will be part of the same series of bonds as the $500,000,000 aggregate principal amount of the Issuer’s 2025 Series B 5.250% General and Refunding Mortgage Bonds due 2035, originally issued on May 14, 2025.

$200,000,000

The 2055 Bonds will be part of the same series of bonds as the $500,000,000 aggregate principal amount of the Issuer’s 2025 Series C 5.850% General and Refunding Mortgage Bonds due 2055, originally issued on May 14, 2025.

Maturity Date:	May 15, 2035	May 15, 2055

Coupon:	5.250%	5.850%

Interest Payment Dates:	May 15 and November 15, commencing May 15, 2026	May 15 and November 15, commencing May 15, 2026

Benchmark Treasury:	4.000% due November 15, 2035	4.750% due August 15, 2055

Benchmark Treasury Price/Yield:	98-29+ / 4.133%	100-06 / 4.738%

Spread to Benchmark Treasury:	+77 bps	+87 bps

Yield to Maturity:	4.903%	5.608%

Price to Public:	102.554%, plus accrued interest from, and including, November 15, 2025 to, but excluding, November 24, 2025, in the amount of $262,500.00	103.444%, plus accrued interest from, and including, November 15, 2025 to, but excluding, November 24, 2025, in the amount of $292,500.00

Optional Redemption:

Prior to February 15, 2035, (the “Series B Bonds Par Call Date”), the Series B Bonds will be redeemable in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of (1)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Series B Bonds matured on the Series B Bonds Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points less (b) interest accrued to the redemption date, and (2) 100% of the principal amount of the Series B Bonds to be redeemed, plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after the Series B Bonds Par Call Date, the Series B Bonds will be redeemable in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Series B Bonds being redeemed plus accrued and unpaid interest thereon to the redemption date.

Prior to November 15, 2054, (the “Series C Bonds Par Call Date”), the Series C Bonds will be redeemable in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of (1)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Series C Bonds matured on the Series C Bonds Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points less (b) interest accrued to the redemption date, and (2) 100% of the principal amount of the Series C Bonds to be redeemed, plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after the Series C Bonds Par Call Date, the Series C Bonds will be redeemable in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Series C Bonds being redeemed plus accrued and unpaid interest thereon to the redemption date.

CUSIP:	23338V AY2	23338V AZ9

ISIN:	US23338VAY20	US23338VAZ94

Joint Book-Running Managers:	Barclays Capital Inc. Citigroup Global Markets Inc. Scotia Capital (USA) Inc.

Co-Managers:	BNY Mellon Capital Markets, LLC Comerica Securities, Inc. Fifth Third Securities, Inc. Huntington Securities, Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at 1-888-603-5847, Citigroup Global Markets Inc. toll-free at 1-800-831-9146 or Scotia Capital (USA) Inc. toll free at 1-800-372-3930.

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